EXHIBIT 99.4

voice: (781) 551-9450
129 Morgan Drive	fax: (781) 440-9528
Norwood, MA 02062	email: apogee@apogeeddx.com

FOR IMMEDIATE RELEASE

Apogee Investor Contact:

Paul Murphy

Apogee Technology, Inc.

781-551-9450

pmurphy@apogeeddx.com

APOGEE SELLS AUDIO DIVISION TO SIGMATEL

Company to Focus Resources on its MEMS/Nanotechnology Division

NORWOOD, Mass. (October 5, 2005) — Apogee Technology, Inc. (AMEX: ATA), a global provider of audio integrated circuits and an emerging Micro-Electromechanical Systems (“MEMS”) device supplier, reported today that it has sold the assets of its audio division, including its Direct Digital Amplifier (DDX®) technology to SigmaTel, Inc. (NASDAQ: SGTL), a global leader in analog intensive, mixed-signal integrated circuits for the digital multimedia consumer electronics and computing markets.  The engineering and marketing staff related to the audio division will be offered positions at SigmaTel to ensure a seamless transfer of the business.   In connection with the asset purchase, Sigmatel will pay Apogee $9.4 million in cash plus a one-year earn-out of up to $4.5 million.

Herbert Stein, Apogee’s Chairman and CEO said, “Apogee has established itself as a technology innovator, by designing, developing and marketing silicon solutions based upon proprietary technologies such as DDX.  The Company plans to focus on these core strengths by using the capital from this sale to enhance the development of its MEMS/Nanotechnology Division product lines for use in a broad range of applications. We have made strong progress toward this goal with the recent announcement of our family of Sensilica™ pressure sensors and the rapid progress that we have made in developing our MEMS based medical devices.”

In June 2005, the Company announced its first Sensilica “all silicon” pressure sensor product and has recently completed the design of six additional sensors. The Company believes its Sensilica products have size, cost, performance and reliability advantages over competitive solutions, making them ideal for industrial, consumer, automotive, medical and HVAC pressure measurement applications.  Initial engineering samples have been supplied to lead customers and the Company expects to ship production Sensilica devices by the end of this year.

The Company plans to expand its existing worldwide distribution channel with new independent distributors and representatives to address new markets for its Sensilica products.

The Company is performing research to develop new sensor technologies in cooperation with The Research Foundation of State University of New York at Stony Brook and New York based Center for Advanced Sensor Technology.  The goal of this research is to combine nano-composite materials and silicon-based microfabrication processes to enable a new generation of ultra-sensitive micro-sized sensors for gas and biological monitoring.

The Company is also working to develop MEMS based medical devices.  The initial effort is directed towards developing a device to enhance transdermal drug delivery (“TDD”).  The Company recently achieved a key milestone in the development of its MEMS based TDD platform by demonstrating in laboratory tests improved drug delivery rates through human skin. The next step in the development plan is to verify the effectiveness of the platform with a specific drug application and then to perform the tests necessary to obtain approval from the Federal Drug Administration (FDA) to commercialize the product.  In conjunction with completing these key milestones, the Company plans to pursue partnerships with pharmaceutical companies to further the development and commercialization of the device. The Company’s goal is to apply its MEMS technology to develop a solution that will provide painless drug delivery for a wide range of applications while avoiding problems associated with oral and intramuscular drug delivery.

About Apogee Technology, Inc

Apogee Technology is a fabless semiconductor company that designs, develops and markets silicon based products that incorporate proprietary technologies.  The Company is developing new system-on-chip products using its analog and digital circuit designs and Micro-Electromechanical Systems (“MEMS”) technology for the consumer, medical, automotive and communications markets.  The Company operates a worldwide marketing and sales organization and has offices in the US, Hong Kong and Japan. For more information please visit our web site at: http://www.apogeeddx.com.

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Certain statements made herein that use the words “anticipate,” “hope,” “estimate,” “project,” “intend,” “plan,” “expect,” “believe” and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve known and unknown risks and uncertainties, which could cause the actual results, performance or achievements of the company to be materially different from those that may be expressed or implied.  Please refer to the company’s risk factors as set forth in the company’s filings with the Securities and Exchange Commission, including its reports on Forms 10-KSB and 10-QSB.